L.A.M. Pharmaceutical, Corp. PRESS RELEASE	Exhibit 99.1

For immediate Release	January 11, 2005

For more information contact:

Stephanie Carrington (Investors/Media)
646-536-7017
The Ruth Group

LAM Pharmaceutical to Acquire Pharmaceutical Company in China

Lewiston, N.Y., January 11, 2005 – LAM Pharmaceutical, Corp. (OTC BB: LAMP; Frankfurt: LAM; Berlin: LAM), a biomedical company focused on the development and commercialization of novel wound healing and transdermal drug delivery systems, announced today it has signed a provisional agreement to acquire New World Kellerton, a pharmaceutical company based in Xinyang, China in a transaction valued at approximately $14 million.

Per the provisional agreement, LAM will acquire a 51 percent interest for approximately $7 million in cash. The remaining 49 percent, valued at $6.85 million will be settled by the issuance of shares once LAM’s market price reaches a minimum price of $.30 per share, with a maximum of 10% of the balance being converted in any 30 day period..

New World Kellerton has a recently updated manufacturing facility that meets the GMP guidelines of China, the United States and the United Kingdom. The pharmaceutical company is currently developing markets for two products Hipreomycin, an anti-tuberculosis drug approved in China and India, and Shao-Bei, a recently approved injectable hemorrhoid treatment. The Company recently applied to become the certified supplier of Hipreomycin to the United Nations, which could result in sales of over 6 million doses per year, if approved.

Joseph Slechta, President and Chief Executive Officer of LAM, commented, “The acquisition will provide LAM with a line up of several products with major market potential. New World Kellerton’s lead product, Hipreomycin, is often the first choice for multi drug resistant TB. The potential for this drug alone is very significant, but we also are acquiring in this transaction the rights to produce additional thirty five products.”

Mr. Slechta concluded, “We believe this acquisition will be a watershed event for LAM and will add significant shareholder value. We are counting on the support of our shareholders as we complete the definitive agreement and regulatory approval process.”

About LAM Pharmaceutical, Corp.

L.A.M. Pharmaceutical, Corp., www.lampharm.com, is a biomedical company with offices in Lewiston, New York, Toronto, Canada and Beijing, China. LAM focuses on the development and commercialization of novel wound healing and transdermal drug delivery systems that offer patients, among other benefits, safer and more effective treatment for a variety of serious diseases. The technology is based on an original L.A.M. Ionic Polymer Matrix™ technology (L.A.M. IPM™), a proprietary and patented combination (a total of 15 U.S. issued and approved patents) of electrically charged and non-charged molecules with wound-healing properties. L.A.M. IPM™ technology is also appropriate for use with well-established drugs, allowing for the sustained delivery of greater amounts to the target areas than is otherwise possible by oral means, thus prolonging therapeutic activity.

Statements in this press release regarding our business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to uncertainties relating to the need for additional funds and corporate partners, product liability, dependence on third parties for manufacturing and marketing, the early stage of products being marketed or under development, patent risk and competition.

L.A.M. Ionic Polymer Matrix™, L.A.M. IPM™ and IPM Wound Gel™ are trademarks of L.A.M. Pharmaceutical, Corp.
L.A.M. IPM Wound Gel™ is protected by one or more of the following patents: 5,897,880; 6,120,804; 6,007,843; 6,063,405.